CERTIFICATE OF FORMATION

OF

Cinergy Solutions Operating Services of Oklahoma, LLC

        This Certificate of Formation of Cinergy Solutions Operating Services of Oklahoma, LLC (the “Company”), is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (as the same may be amended from time to time, the “Act”), 6 Del. C. §§ 18-101, et seq.

ARTICLE I

NAME

The name of the limited liability company shall be:

Cinergy Solutions Operating Services of Oklahoma, LLC

ARTICLE II

REGISTERED OFFICE, REGISTERED AGENT

        The initial registered office of the Company shall be: c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, or such other location as the Company by consent shall determine. The initial registered agent of the Company shall be: The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801, or such other location as the Company by consent shall determine. Either the registered office or the registered agent may be changed in the manner provided by law.

ARTICLE III

AMENDMENTS

        The Company reserves the right to amend this Certificate of Formation from time to time in accordance with the Act, provided, that the unanimous approval of the members of the Company to such amendment has been duly obtained.

        In Witness Whereof, the undersigned has executed this Certificate of Formation on this 13th day of August, 2002.

/s/ Cecilia Temple Cecilia Temple Authorized Person